IN THE UNITED STATES BANKRUPTCY COURT

FOR THE NORTHERN DISTRICT OF TEXAS

DALLAS DIVISION

IN RE

REPUBLIC OF TEXAS BRANDS, INC Case No. 13-36434

DEBTOR

ORDER CONFIRMING DEBTOR'S AMENDED PLAN OF REORGANIZATION

CAME ON FOR CONSIDERATION by the Court at the confirmation hearing held on July 1, 2014, the Debtor’s Amended Plan of Reorganization filed May 22, 2014 (“Plan”) as described by that certain Amended Disclosure Statement dated May 22, 2014, filed by Republic of Texas Brands, Inc., Debtor in the above-styled and numbered case. The Plan having been transmitted to all creditors, equity interest holders and parties-in-interest and the Court having reviewed the Plan and the Court having been informed that no Objections to Confirmation have been filed, and after hearing the evidence presented, testimony of witnesses, and argument of counsel, concludes as follows:

1. The majority of all creditors in all classes and the equity holders voting have voted to accept the Plan.

2. The Plan complies with the applicable provisions of Title 11, and the Debtor, as the plan proponent, has complied with the applicable provisions of Title 11.

3. The Plan has been proposed in good faith and not by any means forbidden by law.

4. The requisite number of impaired classes of claims or interests voting have voted to accept the Plan.

5. All payments made or promised to be made by the Debtor or any other person for services or for costs and expenses in, or in connection with, the Plan, and incident to the case, have

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been disclosed to the Court and are reasonable or, if to be fixed after Confirmation of the Plan, will be subject to the approval of the Court.

6. The identity, qualifications, and affiliations of the persons who are to serve the Debtor, after Confirmation of the Plan, have been fully disclosed, and the appointment of such persons to such offices, or their continuance therein, is equitable, and consistent with the interests of the creditors and equity security holders and with public policy.

7. The identity of any insider that will be employed or retained by the Debtor and his compensation has been fully disclosed.

8. The Plan does not affect any rate change of any regulatory commission with jurisdiction over the rights of the Debtor.

9. The Plan is not likely to be followed by further need for reorganization.

10. All Section 1930 fees shall be paid by the Debtor on or before the Effective Date of the Plan or as agreed to by the Debtor and the United States Trustee.

11. All creditors will receive more under the Plan than they would receive in a Chapter 7 liquidation.

12. The Plan does not affect any retiree benefits.

13. The Debtor reserves the right to object to the amount and allowance of all claims after Confirmation. All such objections shall be filed within sixty (60) days of the Effective Date, as defined in the Plan.

It is accordingly,

ORDERED ADJUDGED AND DECREED that the Debtor’s Plan of Reorganization, as attached hereto as Exhibit “A”, is confirmed. It is further

ORDERED, ADJUDGED AND DECREED the Debtor is hereby required to file quarterly operating reports with the United States Trustee until such time as the case in closed. The Debtor

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is further required to pay the United States Trustee quarterly fees until such time as the clerk of the court closes the case.

### End of Order ###

Exhibit “A”

Eric A. Liepins

ERIC A. LIEPINS, P.C.

12770 Coit Road

Suite 1100

Dallas, Texas 75251

Ph. (972) 991-5591

Fax (972) 991-5788

ATTORNEYS FOR DEBTOR

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE NORTHERN DISTRICT OF TEXAS

DALLAS DIVISION

IN RE

REPUBLIC OF TEXAS BRANDS, INC Case No. 13-36434

DEBTOR

AMENDED PLAN OF REORGANIZATION OF REPUBLIC OF TEXAS BRANDS, INC DATED MAY 22, 2014

TO:	ALL PARTIES-IN-INTEREST, THEIR ATTORNEYS OF RECORD AND TO THE HONORABLE UNITED STATES BANKRUPTCY JUDGE:

COMES NOW, Republic of Texas brands, Inc., Debtor and Debtor-in-Possession in the above-referenced bankruptcy case, and proposes the following Plan of Reorganization ("Plan"). The Plan proposes segregation of the Creditors and Equity Interest Holders of the Debtor into five (5) separate classes.

ARTICLE I

DEFINITIONS

Unless the context otherwise requires, the following capitalized terms shall have the meanings indicated when used in this Plan and in the accompanying Disclosure Statement, which

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meaning shall be equally applicable to both the singular and plural forms of such terms. Any term in this Plan that is not defined herein but that is used in title 11, United States Code ("Code") shall have the meaning assigned to such term in the Code.

1. “Administrative Claim" shall mean those Claims entitled to priority under the provisions of Section 507 of the Code, pursuant to a claimed and allowed administrative expense priority under Section 503(b) of the Code.

2. "Allowed Claim" as to all Classes, hereinafter specified, shall mean a Claim against Debtor (a) for which a Proof of Claim has been timely filed with the Court by the Bar Date, or, with leave of the Court and without objection by any party-in-interest, late-filed and as to which neither the Debtor nor any party-in-interest files an objection or as to which the Claim is allowed by Final Order of the Court, or (b) scheduled in the list of creditors, as may be amended, prepared and filed with the Court pursuant to Rule 1007(b) and not listed as disputed, contingent or unliquidated as to amount, as to which no objection to the allowance thereof has been interposed through closing of this case, or as to which any such objection has been determined by an order or judgment which is no longer subject to appeal or certiorari proceeding and as to which no appeal or certiorari proceeding is pending. This category includes all Claims deemed unsecured pursuant to §506(a) of the Code. When "Allowed Claim" is used in the context of a Secured Claim, the provisions of §506(b) of the Code shall also apply.

3. "Allowed Secured Claim" shall mean an Allowed Claim secured by a lien, security interest, or other encumbrance on the properties owned by the Debtor, which lien, security interest, or other encumbrance has been properly perfected as required by law, to the extent of the value of the property encumbered thereby. That portion of such Claim exceeding the value of the security held therefor shall be an Unsecured Claim, as defined below and determined pursuant to 11 U.S.C. §506(a).

4. "Allowed Unsecured Claim" shall mean an unsecured Claim against Debtor (a) for which a Proof of Claim has been timely filed with the Court by the Bar Date, or, with leave of the Court and without objection by any party-in-interest, late-filed and as to which neither the Debtor nor any party-in-interest files an objection or as to which the Claim is allowed by Final Order of the Court, or (b) scheduled in the list of creditors, as may be amended, prepared and filed with the Court pursuant to Rule 1007(b) and not listed as disputed, contingent or unliquidated as to amount, as to which no objection to the allowance thereof has been interposed through closing of this case, or as to which any such objection has been determined by an order or judgment which is no longer subject to appeal or certiorari proceeding and as to which no appeal or certiorari proceeding is pending. This category includes all Claims deemed unsecured pursuant to §506(a) of the Code.

5. "Bar Date" shall mean the date fixed by the Court as the last date for filing all Claims in this case other than Administrative and Priority Claims or Rejection Claims.

6. "Case" shall mean this Chapter 11 case.

7. "Claim" shall mean any right to payment from the Debtor as of the date of entry of the Order Confirming Plan whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable,

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secured or unsecured or can be asserted by way of set-off. Claim includes any right or cause of action based on a pre-petition monetary or non-monetary default.

8. "Claimant" shall mean the holder of a Claim.

9. "Class" shall refer to a category of holders of Claims or interests which are "substantially similar" as provided for in Section 1122 of the Code.

10. "Code" shall mean the United States Bankruptcy Code, being title 11 of the United States Code, as enacted in 1978 and thereafter amended.

11. "Confirmation" or "Confirmation of this Plan" shall mean entry by the Court of an Order confirming this Plan at or after a hearing pursuant to Section 1129 of the Code.

12. "Confirmation Date" shall mean the date on which the Court enters an Order confirming this Plan.

13. "Court" shall mean the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, presiding over these Chapter 11 reorganization cases, or any successor court of competent jurisdiction.

14. "Creditor" shall mean any person having a Claim against Debtor.

15. "Debt" shall mean any obligation of Debtor, alone, and any obligation of Debtor and any other Person, to any Entity.

16. "Debtor" shall mean Republic of Texas Brands, Inc., the Debtor in the above-styled and numbered case.

17. "Disbursing Agent" shall mean the Reorganized Debtor.

18. "Effective Date" shall mean the Final Confirmation Date , or as soon thereafter as reasonably practical, but in no event later than 30 days after the Final Confirmation Date.

19. "Entity" shall include Person, estate trust, governmental unit and the United States Trustee.

20. "Equity Interest Holders" shall mean holders of the equity interests in the Debtors.

21. "Final Confirmation" shall mean that date which is fourteen (14) days following the entry of the Order Confirming Plan, during which period of time no Notice of Appeal is filed, or if a Notice of Appeal is filed, during which period of time no Motion for Stay Pending Appeal is granted or supersedeas bond is approved and filed.

22. "Order Confirming Plan" shall mean the Order of the Court determining that this Plan meets the requirements of Chapter 11 of the Code and is entitled to confirmation or filed for relief under Chapter 11 of the Code.

23. "Petition Date" shall mean the date on which the Debtor filed this proceeding, December 16, 2013.

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24. "Plan" shall mean this Plan of Reorganization in its present form or as it may be amended, modified or supplemented.

25. "Priority Claim" shall mean any Claim entitled to priority pursuant to Section 507(a)

of the Code except for Tax Claims and Claims incurred by the Debtor post-petition in the ordinary course of business.

26 "Rejection Claim" shall mean any Claim arising out of the rejection of a lease or executory contract pursuant to Section 365 of the Code, which Claim shall be treated as an Unsecured Claim.

27. "Reorganized Debtor" shall mean the entity which shall assume title to and control of the Debtor' assets and liabilities upon confirmation as provided herein.

28. "Secured Claim" shall mean an Allowed Claim secured by a lien, security interest,

or other encumbrance on the properties owned by the Debtor, which lien, security interest, or other encumbrance has been properly perfected as required by law, to the extent of the value of the property encumbered thereby. That portion of such Claim exceeding the value of the security held therefor shall be an Unsecured Claim, as defined below and determined pursuant to 11 U.S.C. §506(a).

29. "Substantial Consummation" shall occur upon Debtor's commencement of payments to creditors as provided in this Plan.

30. "Tax Claims" shall mean any Claim entitled to priority under Section 507(a)(8) of the Code and shall include the claims of taxing authorities for taxes owed on the property retained by the Debtor under this Plan.

31. "Unsecured Claim" shall mean any Allowed Claim, whether or not liquidated or contingent other than a Priority Claim, a Tax Claim, or a Secured Claim.

ARTICLE 2 CERTAIN GENERAL TERMS AND CONDITIONS The following general terms and conditions apply to this Plan:

2.1 Claims and Debts: Various types of Claims and Debts are defined in this Plan. This

Plan is intended to deal with all Claims and Debts against the Debtor of whatever character whether or not contingent or liquidated and whether or not allowed by the Court pursuant to Section 502(a) of the Code and all Claims and Debts will receive the treatment afforded in Articles 4, 5 and 6 of this Plan. Claims and Debts incurred by the Debtor post-petition in the ordinary course of business will be paid by the Debtor according to their terms as they come due.

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2.2 Securities Laws: The issuance of any security(including without limitation, any common stock, warrants, or common stock issued upon the exercise in whole or in part of any such warrants) in satisfaction of indebtedness under this Plan shall be exempt from registration under certain State and Federal securities laws by virtue of Section 1145 of the Code and the exemption therein contained.

2.3 Time for Filing Claims: With respect to those Claims that have been identified in the Schedules filed pursuant to Section 521(1) of the Code and which have been scheduled as "disputed," "contingent," or "unliquidated," said Claimants must file a proof of claim bearing the case number of the above-styled and referenced proceeding with the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, on or before the Bar Date to participate under this Plan. Claims scheduled as disputed, contingent, or unliquidated filed after the Bar Date shall not be allowed, and shall not participate in the distributions contemplated by this Plan. Claims arising from rejection of a lease or executory contract shall be made prior to the time for objecting to confirmation of Debtor’s Plan. Administrative claims shall be filed with the Court within thirty (30) days following approval of the Debtor’s Plan.

2.4 Modifications to Plan: In accordance with Bankruptcy Rule 3019, to the extent applicable, this Plan may be modified upon application of Debtor or corrected prior to Confirmation without notice and hearing and without additional disclosure pursuant to Section 1125 of the Code provided that, after hearing on and notice to the creditors, the Court finds that such modification does not materially or adversely affect any Creditor or Class of Creditor.

ARTICLE 3 TREATMENT OF UNCLASSIFIED CLAIMS (CERTAIN ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS)

3.1 All trade and service debts and obligations incurred in the normal course of business by the Debtor on or after the Petition Date will be paid when due in the ordinary course of the Debtor's business unless a different time for payment is specified in this Plan.

3.2 Each governmental unit holding a post-petition Claim arising out of taxes assessed against property of the estate, also including "ad valorem property taxes," but limited as provided by Section 502(b)(3) of the Code, shall be paid in full when said Claims are due.

ARTICLE 4 DIVISION OF CREDITORS INTO CLASSES 4.1 Classification of Claims: This Classification of Claims is made for purposes of voting on this Plan, making distributions thereunder, and for ease of administration thereof. Unless specifically provided otherwise herein, on the Confirmation Date this Plan discharges and extinguishes all Claims and Debts against the Debtor of whatever character, whether allowed by the Court or otherwise.

4.2 Class 1: Consists of Allowed Administrative Claims.(Not Impaired)

Class 2: Consists of Allowed Non-Insider Unsecured Creditor Claims. (Impaired)

Class 3: Consists of Allowed Insider Unsecured Claims (Impaired)

Class 4: Consists of Allowed Claims of the Empire Group (Impaired)

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Class 5: Consists of Allowed Equity Interest Holder Claims. (Impaired) ARTICLE 5 TREATMENT OF CLASSES

5.1 Satisfaction of Claims and Debts: The treatment of and consideration to be received by holders of Allowed Claims or interests pursuant to this Article V of this Plan shall be in full settlement, release and discharge of their respective Claims, Debts, or interests as against the Debtor subject to the provisions herein. On the Confirmation Date, the Debtor shall assume all duties, responsibilities and obligations for the implementation of this Plan. Any class of Claimants failing to vote on this Plan shall be deemed to have accepted this Plan in its present form or as modified or amended as permitted herein.

5.2 Class 1 Claimants (Allowed Administrative Claims) are unimpaired and will be paid in cash and in full on the Effective Date of this Plan. Professional fees are subject to approval by the Court as reasonable. Debtor’s attorney's fees approved by the Court and payable to the law firm of Eric Liepins, P.C. will be paid immediately following the later of Confirmation or approval by the Court out of the available cash. This case will not be closed until all allowed Administrative Claims are paid in full. Class 1 Creditor Allowed Claims are estimated as of the date of the filing of this Plan to not exceed the amount of $20,000 including Section 1930 fees. Section 1930 fees shall be paid in full prior to the Effective Date. The Debtor is required to continue to make quarterly payments to the U.S. Trustee and shall be required to file post-confirmation operating reports until this case is closed. The Class 1 Claimants are not impaired under this Plan.

5.3 Class 2 Claimants(Allowed Non-insider General Unsecured Claims) are impaired and shall be satisfied as follows: The Allowed Claims of the General Unsecured Creditors shall be paid in full their Allowed Claims as follows, the Class 2 creditors will receive 5% of their Allowed Claim on the Effective Date and the balance of their of their Allowed Claims in 60 equal monthly payments. The Debtor believes the Class 2 Claims will total $110,000. The Class 2 Claimants are impaired under the Plan.

5.4 Class 3 Claimants (Allowed Insider General Unsecured Claims) are impaired and shall be satisfied as follows: All Allowed Insider Claims including claims by current or former officers and directors of the Debtor, except Michael Welch, shall receive no payment on their claims but shall receive ten shares of stock for each dollar of Allowed Claim. The Insider Claimants are David Seeberger who is owed $14,500 and will receive 145,000 shares of the Debtor in full satisfaction of his Class 3 Claim, Mark Ussery who is owed $13,362 and will receive 133,620 shares of the Debtor in full satisfaction of his Class 3 Claim, and Jerry Grisaffi who is owed $140,479 and will receive 1,404,790 shares of the Debtor in full satisfaction of his Class 3 Claim. The shares shall be subject to the restrictions imposed the Securities Act of 1933. The Class 3 creditors are impaired under this Plan.

5.5 Class 4 Claimants (Allowed Claims of Empire, Scott Forsyth, Michael Welch and Matthew Nicoletti) are impaired and shall be satisfied as follows: As set froth above, the Debtor has instituted litigation against Empire, Scott Forsyth, Michael Welch and Matthew Nicoletti (the “Empire Group”). The Empire Group has denied the claims asserted against them and has asserted claims back against the Debtor. Upon confirmation of the Plan, all claims by the Debtor against the Empire Group and all claims of the Empire Group against the Debtor shall be

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settled and released. Specifically, the Debtor and the Empire Group (the Debtor and Empire Group collectively shall be referred to in this paragraph 5.5 as the “Parties”) upon the Final Confirmation Date, shall fully and finally waive, discharge, and irrevocably release each other from and against any and all past and present claims, counterclaims, actions, defenses, affirmative defenses, suits, rights, causes of action, set-offs, costs, losses, controversies, or liabilities, of whatever kind or character made or which could have been made by the Parties in Adversary Proceeding No. 14-03015 pending in this Court, Adversary Proceeding No. 14-03021 pending in this Court, or Case No. 3:13-cv-00628 pending in United States District Court for the Western District of North Carolina (these three cases are referred to collectively in this paragraph 5.5 as the “Litigation”).

The Parties and their current and future officers and  directors, will not, directly or indirectly, make any negative or disparaging statements against the each other maligning, ridiculing, defaming, or otherwise speaking ill of each other, and their business affairs, practices or policies, standards, or reputation (including but not limited to statements or postings harmful to each other’s business interests, reputation or good will) in any form (including but not limited to orally, in writing, on social media, internet, to the media, persons and entities engaged in radio, television or Internet broadcasting, or to persons and entities that gather or report information on trade and business practices or reliability) that relate to this Plan and the factual allegations made in the Litigation or any matter covered by the Parties’ mutual release within this Plan. Nothing herein shall, however, be deemed to interfere with each party’s obligation to report transactions with appropriate governmental, taxing, and/or registering agencies, or to interfere with each party’s testimony that may be necessary to secure confirmation of this Plan.

The Debtor shall on the Final Confirmation Date pay the Empire Group $50,000 in cash and shall deliver 2,000,000 shares of freely tradeable stock in the Debtor to the Empire Group. The Debtor agrees that it, and its transfer agent, will cooperate with clearing any stock issued to the Empire Group under this Plan or any stock previously issued to the Empire Group and retained under this Plan.  The Debtor further agrees that it, and its transfer agent, will cooperate with all reasonable requests related to the transfer of any shares between members of the Empire Group or their affiliates or assigns. The Empire Group shall be responsible for determining the distribution of the $50,000 and the 2,000,000 shares between the members of the Empire Group. Upon the Final Confirmation Date, Michael Welch shall return the 500,000,000 shares of Debtor’s stock in his possession or control back to the Debtor. The Debtor agrees to correct the 1099 it sent to Michael Welch for $2,500,000 for the 500,000,000 shares he is returning to the Debtor under this Plan. Further, the Debtor agrees to remove Michael Welch’s name from any of its corporate filings, accounts, and the like. The Debtor and the Empire Group shall execute such additional documents as are necessary to effectuate the Plan. The class 4 claims are impaired under this Plan.

5.6 Class 5 Claimants (Allowed Equity Interest Holders) are impaired and shall be satisfied as follows: The Allowed Equity Interest Holders shall retain their stock in the Debtor, but their interest shall be diluted by the issuance of additional shares as contemplated by the Plan, however, because the Plan provides for the return to the Debtor of 500,000,000 shares as a result of the settlement of the Welsh Adversary Proceeding, the net result of the Plan is to decrease the total number of outstanding shares by 491,336,590 (500,000,000 [returned shares] - 8,663,410[total shares issued under Plan]) which will provide the Class 5 Claimants a larger percentage of ownership than they currently maintain. Class 5 Claimants are impaired under the Plan.

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ARTICLE 6 MEANS FOR EXECUTION OF THE PLAN

6.1 Any actions required to be taken by the Debtor on the Effective Date may be taken by the Debtor before the Effective Date or immediately following the date of Final Confirmation.

6.2 On or before the date of Final Confirmation or the Effective Date, as this Plan provides, the Debtor will transfer to the Disbursing Agent funds sufficient to make the payments required by this Plan. The Disbursing Agent shall be the Reorganized Debtor.

6.3 The Debtor's obligations under this Plan will be satisfied out of the issuance of new stock in sufficient amount to satisfy the Claims of creditors.

6.4 The Corporate Charter and By-Laws of the Debtor will be amended, if necessary, in accordance with the terms of this Plan.

6.5 It is an integral and essential element of this Plan that all securities to be the issued to the holders of Allowed Claims and Interests of the Debtor and the common stock to be issued to the new investors pursuant to this Plan, shall be exempt from registration under the Securities Act of 1933, as amended, pursuant to section 1145 of the Bankruptcy Code.

6.6 It is the expressed intent of the Debtor to file with a NASDAQ Securities Broker

Dealer to sponsor these securities to the over the counter pink sheets or bulletin board, if qualified. In the event a market develops for the securities of the Debtor, any party receiving securities under this Plan (or a transferee of any securities issued under this Plan), unless otherwise restricted, shall be limited in pledging, shorting, hypothecating or selling, more than 25% of the holders’ securities in any three month period during the first 12 months from the date the Debtor’s securities become tradeable.

6.7 As specified in Section 1125(e) of the Bankruptcy Code, persons that solicit acceptances or rejections of this Plan and/or that participate in the offer, issuance, sale or purchase of securities offered or sold under this Plan, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, are not liable on account of such solicitation or participation for violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejection of this Plan or the offer, issuance, sale or purchase of securities.

6.8 None of the Debtor, the Debtors-in-possession, nor any of their employees, officers, directors, agents or representatives, nor any professionals employed by them or any of their members, agents, representatives or professional advisors, shall have or incur any liability to any person or entity for any act taken or omission made in good faith in connection with or related to formulating, implementing, confirming or consummating this Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created in connection with this Plan.

6.9 Notwithstanding anything contained herein, the Debtor shall have the right to request the Court to disallow any claim of any Entity from which property is recoverable under Sections 542, 543, 550, and 553 of title 11, or that is a transferee of a transfer avoidable under

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Sections 544, 545, 548, or 549 of title 11 unless such Entity or transferee has paid the amount, or turned over any such property, for which such Entity or transferee is liable.

ARTICLE 7 SECTION 1129(b)(2)

7.1 The Court may confirm this Plan even though less than all of the Classes of Claims and interests accept it. The requirements for confirmation of a plan over the objection of one or more classes of claims or interests are set forth in Section 1129(b) of the Code. Accordingly, Debtor, as the plan proponent, requests the Court to determine that this Plan does not discriminate unfairly, and is fair and equitable with respect to the rejecting creditor.

ARTICLE 8 STATUS OF EXECUTORY CONTRACTS

8.1 All unexpired leases and executory contracts shall be assumed on or before the Effective Date. All executory contracts or leases which have not been assumed prior to the Effective Date, are rejected. Debtor is not aware of any existing executory contracts or leases.

ARTICLE 9 EVENTS OF DEFAULT AND EFFECT THEREOF

9.1 In the event that Substantial Consummation of this Plan does not occur on or before the earlier of the Effective Date or 71 days after the Confirmation Date, the Order of Confirmation may be vacated by any party in interest, other than the Debtor.

9.2 Notwithstanding anything contained herein to the contrary, no Claimant shall have the right to enforce any rights under this Plan until the Debtor fails to cure any default hereunder within thirty (30) days of receipt of written notice of such default to Debtor.

9.3. Default shall occur if the issuance of the stock contemplated herein is not made by the Debtor. In the event of default, any party in interest who has not received their required stock, shall send written notice of default as set forth in section 9.2 above. In the event the default is not cured the effected party may proceed with state law remedies for collection of the amounts due it.

ARTICLE 10 DISCHARGE 10.1 Upon Confirmation, to the extent that a Claim or Debt has not been dealt with under this Plan, such Claim or Debt will be released.

10.2 The automatic stay imposed by Section 362 of the Code or any preliminary injunction granted by the Court to allow for Substantial Consummation of this Plan shall remain in effect until the Effective Date.

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10.3 EXCEPT AS SPECIFICALLY PROVIDED IN THIS PLAN, NEITHER DEBTOR, THE OFFICERS AND DIRECTORS OF THE DEBTORS NOR THE SHAREHOLDERS SHALL BE DISCHARGED AND RELEASED FROM ANY LIABILITY FOR CLAIMS AND DEBTS UNDER THIS PLAN, HOWEVER, THE EXCLUSIVE REMEDY FOR PAYMENT OF ANY CLAIM OR DEBT SO LONG AS THE PLAN IS NOT IN DEFAULT SHALL BE THE PLAN.

ARTICLE 11 AMENDMENTS TO THE PLAN

11.1 Debtor may modify this Plan following Confirmation and before Substantial Consummation to the extent consistent with the requirements of section 1122 and 1123 of Title 11. The Plan as modified becomes the Plan if circumstances warrant modification and the Court approves of such modifications.

11.2 In the event of modification of this Plan pursuant to Section 11.1, any holder of a Claim or interest that has accepted or rejected this Plan is deemed to have accepted or rejected, as the case may be, the Plan as modified, unless, within ten (10) days of service of the Plan modifications upon such holder, such holder changes its previous acceptance or rejection.

ARTICLE 12 EFFECT OF CONFIRMATION

12.1 The provisions of this Plan bind Debtor, any Entity issuing securities under this Plan, any Entity acquiring property under this Plan, and any Creditor or Equity Interest Holder, whether or not the Claim or interest of such Creditor or Equity Interest Holder is impaired under the Plan and whether or not such Creditor or Equity Interest Holder has accepted this Plan.

12.2 All property of the estate is vested in the Debtor.

12.3 All property of the Debtor is free and clear of all Claims and interests of Creditors and Equity Interest Holders, except as to claims, secured claims or secured debentures and interests specifically granted in this Plan.

12.4 All Debts that arose before the Confirmation Date and any Debt of a kind specified in Section 502(g), 502(h) or 502(i) of the Code, whether or not a proof of claim based on such Debt is filed or deemed filed under Section 501, whether or not such Claim is allowed under Section 502; and whether or not the holder of such Claim has accepted this Plan; are, fully and finally satisfied by this Plan.

ARTICLE 13 MISCELLANEOUS PROVISIONS

13.1 The obligations under this Plan to any particular Claim are governed by the laws of the State constituting the situs of the Debt represented by that particular Claim described in this Plan.

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13.2 Equity Interest Holders are relieved from all liability, obligation or duty to initiate or pursue any causes of action of Debtor against any Entity.

13.3 Any caption herein is for convenience only and does not affect the construction of the Plan.

13.4 Any distribution pursuant to this Plan which remains unclaimed for a period of six (6) months from the due date of such distribution is forfeited.

ARTICLE 14 RETENTION OF JURISDICTION

Until this case is closed, the Court retains jurisdiction of the following matters only:

14.1 To direct any necessary party to execute or deliver or to join in the execution or delivery of any instrument required to effect a Transfer of property dealt with by the Plan and to perform any other act, including the satisfaction of any Lien, that is necessary for the consummation of this Plan.

14.2 To allow or disallow Claims.

14.3 To hear and determine all Claims arising from the rejection of executory contracts and unexpired leases which are included in Debtor's estate and to consummate rejection and termination thereof in connection with Debtor's estate and/or implementation of the Plan.

14.4 To liquidate damages or estimate Claims in connection with any disputed, contingent or unliquidated Claims.

14.5 To adjudicate all Claims to an ownership interest in any property of Debtor's estate.

14.6 To recover all assets and properties, including by lawsuit, of Debtor's estate wherever located.

14.7 To hear and determine Claims concerning Federal, State and local taxes pursuant to Section 346, 505, 525 and 1146 of the Code.

14.8 To hear and determine any action or proceeding brought by Debtor or the Reorganized Debtor under Section 510, 542, 543, 544, 545, 547, 548, 549, 550, 551 and 553 of the Code, whether such action or proceeding is brought before or after the Effective Date.

14.9 To hear and determine any core proceeding, whether such proceeding is brought before or after the Effective Date.

14.10 To determine the validity, extent and priority of all Liens and security interests against property of Debtor's estate.

14.11 To consider any modification of this Plan under Section 1127 of the Code or under

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Bankruptcy Rule 3020 and/or modification of this Plan after Substantial Consummation as defined herein.

14.12 To hear and determine all requests for compensation and/or reimbursement of expenses of professionals.

14.13 To hear and determine Debtor's requests for orders as are consistent with this Plan as may be necessary or desirable to carry out the provisions thereof.

14.14 To enter an order closing this case.

Dated: May 22, 2014.

Republic of Texas Brands, Inc.

/s/ Jerry Grisaffi

By: Jerry Grisaffi

Its: President

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